Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.00001 per share, of Staffing 360 Solutions, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated August 10, 2023	RSCUBE INVESTMENT, LLC

	By:	/s/ Anil Sharma
Anil Sharma, Chief Executive Officer

/s/ Satvinder Singh
Satvinder Singh

/s/ Anil Sharma
Anil Sharma

Schedule A

Transactions in the Shares in the Past Sixty (60) Days

Nature of the Transaction Securities	Amount Purchased / (Sold)	Price ($)	Date of Purchase / Sale
Common Stock	6,703	0.661444	7/12/2023
Common Stock	157,779	0.732754	7/13/2023
Common Stock	31,001	0.799004	7/14/2023
Common Stock	15,217	0.796012	7/17/2023
Common Stock	26,670	0.743241	7/31/2023
Common Stock	13,440	0.781174	8/1/2023
Common Stock	17,528	0.790034	8/2/2023
Common Stock	2,201	0.79701	8/3/2023
Common Stock	32,002	0.83503	8/4/2023
Common Stock	5,985	0.88476	8/7/2023
Common Stock	4,656	0.891592	8/8/2023
Common Stock	10,785	0.9	8/9/2023
Common Stock	6,237	0.9	8/10/2023
Common Stock	7,645	0.899902	8/14/2023
Common Stock	14,093	0.890935	8/15/2023
Common Stock	4,971	0.9	8/16/2023
Common Stock	96,720	0.9	8/17/2023
Common Stock	17,572	0.89995	8/18/2023